EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2023 Third Quarter Results

STAMFORD, Conn., Aug. 02, 2023 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2023 third quarter ended June 30, 2023.

Three Months Ended June 30, 2023 Compared to the Three Months Ended June 30, 2022
For the fiscal 2023 third quarter, Star reported a 31.7 percent decline in revenue, to $300.1 million, compared with $439.1 million in the prior-year period, reflecting a decrease in total volume sold and a decrease in average selling prices.

The volume of home heating oil and propane sold during the fiscal 2023 third quarter decreased by 10.6 million gallons, or 26.2 percent, to 30.1 million gallons due to the impact of warmer weather, net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2023 third quarter were 12.3 percent warmer than during the fiscal 2022 third quarter and 19.4 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net loss increased by $13.3 million in the quarter, to $23.9 million, primarily due an increase in Adjusted EBITDA loss of $11.8 million, an unfavorable change in the fair value of derivative instruments of $6.6 million and a $0.8 million increase in interest expense, partially offset by a $5.5 million increase in income tax benefit.

Third quarter Adjusted EBITDA loss increased by $11.8 million, to $22.9 million, compared to the three months ended June 30, 2022, as the decline in home heating oil and propane volume more than offset an increase in per gallon margins.

“While the weather this quarter was much warmer than anticipated, we have maintained our focus on customer retention and providing excellent service,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “Year-to-date, temperatures were the third warmest on record over the past 123 years in the New York City metropolitan area, impacting overall results. However, we are in a very strong position from a liquidity standpoint given that product costs are down approximately $0.60 per gallon year-over-year. In addition, we have approximately $57 million in cash on the balance sheet, as well as approximately $218 million of availability under our bank agreement to fund growth, and a modest leverage ratio in a year that’s been extremely mild. We are making the most of the non-heating season – investigating possible acquisitions, working on home HVAC repairs and upgrades, controlling operating expenses, and preparing for colder days ahead. As we near the end of fiscal 2023, we believe the Company is well positioned for whatever weather comes our way.”

Nine Months Ended June 30, 2023 Compared to the Nine Months Ended June 30, 2022
For the nine months ended June 30, 2023, Star reported nearly flat revenue year-over-year of $1.7 billion, reflecting a decrease in total volume sold, nearly offset by an increase in selling prices in response to higher wholesale product costs.

The volume of home heating oil and propane sold during the first nine months of fiscal 2023 decreased by 36.3 million gallons, or 13.1 percent, to 240.4 million gallons as the additional volume provided from acquisitions was more than offset by warmer temperatures, net customer attrition and other factors. Temperatures in Star’s geographic areas of operation fiscal year-to-date were 7.7 percent warmer than during the prior-year period and 16.3 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income declined by $33.6 million for the first nine months of fiscal 2023, to $51.7 million, primarily due to an unfavorable change in the fair value of derivative instruments of $31.5 million, lower Adjusted EBITDA of $12.8 million and a $5.2 million increase in interest expense, partially offset by a $14.6 million decrease in income tax expense.

Year-to-date Adjusted EBITDA decreased by $12.8 million, to $128.3 million, compared to the prior-year period as a decline in home heating oil and propane volume more than offset an increase in per gallon margins and an $11.4 million higher benefit recorded under the Company’s weather hedge.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, August 3, 2023. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.

Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. Star also sells diesel, gasoline, and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the impact of geopolitical events, such as the war in the Ukraine, and its impact on wholesale product cost volatility, the price and supply of the products that we sell, our ability to purchase sufficient quantities of product to meet our customer’s needs, rapid increases in levels of inflation approaching 40-year highs, uncertain economic conditions, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, the effect of weather conditions on our financial performance, our ability to obtain new customers and retain existing customers, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions, the impact of the novel coronavirus, or COVID-19, pandemic and future global health pandemics, on US and global economies, future union relations and the outcome of current and future union negotiations, the impact of current and future governmental regulations, including climate change, environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counterparty credit worthiness, marketing plans, cyber-attacks, increases in interest rates, global supply chain issues, labor shortages and new technology, including alternative methods for heating and cooling residences. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2022. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$57,146	$14,620
Receivables, net of allowance of $12,551 and $7,755, respectively	139,301	138,252
Inventories	53,590	83,557
Fair asset value of derivative instruments	—	16,823
Prepaid expenses and other current assets	28,680	32,016
Assets held for sale	—	2,995
Total current assets	278,717	288,263
Property and equipment, net	103,498	107,744
Operating lease right-of-use assets	89,840	93,435
Goodwill	254,354	254,110
Intangibles, net	73,272	84,510
Restricted cash	250	250
Captive insurance collateral	68,351	66,662
Deferred charges and other assets, net	16,068	17,501
Total assets	$884,350	$912,475
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$29,010	$49,061
Revolving credit facility borrowings	198	20,276
Fair liability value of derivative instruments	10,398	183
Current maturities of long-term debt	16,500	12,375
Current portion of operating lease liabilities	17,617	17,211
Accrued expenses and other current liabilities	135,267	125,561
Unearned service contract revenue	63,446	62,858
Customer credit balances	78,315	93,555
Total current liabilities	350,751	381,080
Long-term debt	135,394	151,709
Long-term operating lease liabilities	77,323	81,385
Deferred tax liabilities, net	15,731	25,620
Other long-term liabilities	16,342	14,766
Partners’ capital
Common unitholders	307,199	277,177
General partner	(4,103)	(3,656)
Accumulated other comprehensive loss, net of taxes	(14,287)	(15,606)
Total partners’ capital	288,809	257,915
Total liabilities and partners’ capital	$884,350	$912,475

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2023	2022	2023	2022

Sales:
Product	$223,565	$358,236	$1,462,706	$1,481,963
Installations and services	76,556	80,865	223,219	227,951
Total sales	300,121	439,101	1,685,925	1,709,914
Cost and expenses:
Cost of product	169,097	291,236	1,054,457	1,058,164
Cost of installations and services	66,596	70,560	211,450	214,744
(Increase) decrease in the fair value of derivative instruments	(1,036)	(7,669)	19,622	(11,881)
Delivery and branch expenses	83,075	83,914	276,953	280,389
Depreciation and amortization expenses	7,684	8,067	23,147	24,596
General and administrative expenses	6,065	6,251	19,619	18,829
Finance charge income	(1,774)	(1,762)	(4,857)	(3,300)
Operating income (loss)	(29,586)	(11,496)	85,534	128,373
Interest expense, net	(3,365)	(2,635)	(12,602)	(7,422)
Amortization of debt issuance costs	(245)	(222)	(832)	(698)
Income (loss) before income taxes	$(33,196)	$(14,353)	$72,100	$120,253
Income tax expense (benefit)	(9,290)	(3,766)	20,426	34,972
Net income (loss)	$(23,906)	$(10,587)	$51,674	$85,281
General Partner’s interest in net income (loss)	(216)	(93)	468	726
Limited Partners’ interest in net income (loss)	$(23,690)	$(10,494)	$51,206	$84,555

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.67)	$(0.29)	$1.43	$2.24
Dilutive impact of theoretical distribution of earnings	—	—	0.20	0.36
Basic and diluted income (loss) per Limited Partner Unit:	$(0.67)	$(0.29)	$1.23	$1.88

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	35,603	36,781	35,725	37,739

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,
(in thousands)	2023	2022
Net loss	$(23,906)	$(10,587)
Plus:
Income tax benefit	(9,290)	(3,766)
Amortization of debt issuance costs	245	222
Interest expense, net	3,365	2,635
Depreciation and amortization	7,684	8,067
EBITDA	(21,902)	(3,429)
(Increase) / decrease in the fair value of derivative instruments	(1,036)	(7,669)
Adjusted EBITDA	(22,938)	(11,098)
Add / (subtract)
Income tax benefit	9,290	3,766
Interest expense, net	(3,365)	(2,635)
Provision for losses on accounts receivable	3,742	3,097
Decrease in accounts receivables	116,224	72,459
Decrease (increase) in inventories	18,142	(1,924)
Increase in customer credit balances	26,283	12,416
Change in deferred taxes	2,095	3,292
Change in other operating assets and liabilities	(32,925)	(5,365)
Net cash provided by operating activities	$116,548	$74,008
Net cash used in investing activities	$(1,481)	$(11,267)
Net cash used in financing activities	$(80,006)	$(71,459)

Home heating oil and propane gallons sold	30,100	40,700
Other petroleum products	35,900	38,100
Total all products	66,000	78,800

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Nine Months Ended June 30,
(in thousands)	2023	2022
Net income	$51,674	$85,281
Plus:
Income tax expense	20,426	34,972
Amortization of debt issuance costs	832	698
Interest expense, net	12,602	7,422
Depreciation and amortization	23,147	24,596
EBITDA	108,681	152,969
(Increase) / decrease in the fair value of derivative instruments	19,622	(11,881)
Adjusted EBITDA	128,303	141,088
Add / (subtract)
Income tax expense	(20,426)	(34,972)
Interest expense, net	(12,602)	(7,422)
Provision for losses on accounts receivable	8,510	5,264
Increase in accounts receivables	(8,540)	(92,604)
Decrease (increase) in inventories	29,751	(19,972)
Decrease in customer credit balances	(15,485)	(38,497)
Change in deferred taxes	(10,284)	7,837
Change in other operating assets and liabilities	3,488	7,845
Net cash provided by (used in) operating activities	$102,715	$(31,433)
Net cash used in investing activities	$(5,580)	$(24,770)
Net cash (used in) provided by financing activities	$(54,609)	$60,400

Home heating oil and propane gallons sold	240,400	276,700
Other petroleum products	104,700	113,700
Total all products	345,100	390,400

Source: Star Group, L.P.

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com